PURCHASE AGREEMENT

     This agreement (the “Agreement”) is entered into this 31st day of March 2008, between the Bolivarian Republic of Venezuela, by the Ministry of the Popular Power for Telecommunications and Information Technology (the “Purchaser”), represented in this act by Socorro Hernández, Minister, a Venezuelan citizen, of legal age, appointed by Presidential Decree No. 5,792 of January 4, 2008, published in the Official Gazette No. 38,843 of the same date, and Renaissance Technologies LLC, a limited liability company organized and existing under the laws of Delaware, United States of America (“Seller”), represented in this act by its Executive Vice President Mark Silber, a citizen of the United States of America, of legal age, concerning the purchase by the Purchaser and the sale by Seller of Three Million Six Hundred Thirteen Thousand Nine Hundred Ninety-Six (3,613,996) American Depositary Shares (“ADSs”), each representing seven (7) Class D shares of Compañía Anónima Nacional de Teléfonos de Venezuela, CANTV (“CANTV”), (such aggregate number of ADSs being referred to herein as the “Shares”).
     1. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells and assigns to the Purchaser, and the Purchaser hereby purchases from Seller, with effect as of the Closing Date (as defined below), the Shares for a total amount payable in United States dollars of US $14.15 per ADS (the “Total Consideration”), which consists of: (a) the purchase price of the Shares of US $11.27 per ADS (the “Purchase Price”), plus (b) an amount of US $ 2.88 per ADS, such amount being the amount of the ordinary and extraordinary dividend declared by CANTV shareholders at the Ordinary Shareholders’ Meeting on March 31, 2008 (the “Dividend”), with a record date of April 8, 2008 (the “Record Date”) and a payment date of April 15, 2008.
     2. In the event that the Closing Date shall occur prior to the Record Date, subject to the terms and conditions set forth in this Agreement, the Purchaser hereby purchases from Seller, and Seller hereby sells to Purchaser, with effect as of the Closing Date, the Shares with the understanding that the Purchaser will be entitled to and will receive the Dividend on the Shares and the Seller shall have no right or claim to the Dividend or any other amount with respect to the Shares following the Closing Date. In the event that the Closing Date shall occur on or after the Record Date, subject to the terms and conditions set forth in this Agreement, the Purchaser hereby purchases from Seller, and Seller hereby sells and assigns to Purchaser, with effect as of the Closing Date, the Shares, and the Seller hereby assigns, and the Purchaser accepts the assignment of, all of Seller’s right, title and interest in and to all such Dividend (the “Dividend Right”). In either case, the amount payable to the Seller shall be equal to the Total Consideration, it being understood by the parties that in the event the Closing Date should occur after the Record Date: (i) the Seller hereby represents and warrants that it intends, and the Seller hereby agrees, that the sale and assignment of the Dividend Right shall have full force and effect as of the Closing Date, without the need for the Seller to execute any further document or make any further agreement, and the Seller shall have no right or claim to any additional consideration or amount with respect to the Shares following the Closing Date; and (ii) Seller shall provide written instructions to The Bank of New York, as Depositary for the ADSs, in a form satisfactory to Purchaser and to The Bank of New York, stating that all dividends otherwise payable to Seller shall be paid to Purchaser by wire transfer of immediately available funds to an account to be designated by Purchaser or as otherwise directed by Purchaser.
     3. The purchase and sale of the Shares shall take place on such date between April 2 and April 9, 2008 (the “Closing Date”) as the Purchaser shall advise Seller two Venezuelan business days in advance, or at such other time as may be agreed upon by Seller and the Purchaser, subject to Section 10 hereof. On the Closing Date, the Purchaser shall pay the Seller the Total Consideration by wire transfer of immediately available funds for the account of Seller to the account separately designated by the Seller to the Purchaser outside the United States, and Seller shall deliver the Shares to the Purchaser or such other person or entity as it may designate. At the closing the parties will deliver receipts to each other. The Shares will be delivered at the Purchaser’s direction either by book-entry transfer to an account maintained at The Depository Trust Company or Euroclear designated by the Purchaser or by delivery to the Purchaser or such other person or entity as Purchaser may designate of one or more ADS certificates representing the ADSs representing the Shares, duly endorsed for transfer to the Purchaser or such other person or entity as it may designate or accompanied by duly executed stock powers for transfer to the Purchaser or such other person or entity as it may designate.
     4. Subject to the occurrence of the closing and effective on the Closing Date, (i) Seller waives, on behalf of itself and each of its affiliates, any and all claims of any kind or nature, including but not limited to any international arbitration claims, that any of them has or might have against the Purchaser or any of its agencies, departments, subdivisions or corporate or other entities owned or controlled by the Purchaser (the “Purchaser Persons”) or any of their respective directors, officers, employees, agents or representatives arising out of the ownership of the Shares by Seller or any of its affiliates or the Purchaser’s announcements with respect to, or purchases of the shares or nationalization of, CANTV, other than any claims Seller may have for breach by the Purchaser of its obligations expressly provided under this Agreement, and (ii) the Purchaser waives, on behalf of each of the Purchaser Persons, any and all claims of any kind or nature that any of them has or might have against the Seller or any of its subsidiaries and affiliates or any of their respective directors, officers, employees, agents or representatives arising out of any ownership by Seller or any of its affiliates of the Shares, other than any claims the Purchaser may have for breach by the Seller of its obligations expressly provided under this Agreement.
     5. (a) The obligations of the Purchaser hereunder are subject to the following conditions: (i) the representations and warranties made by the Seller in Sections 6 and 7 of this Agreement shall be true and correct in all respects as of the Closing Date, and (ii) the Seller shall have complied with all of its covenants and obligations under this Agreement.

2

          (b) The obligations of the Seller hereunder are subject to the following conditions: (i) the representations and warranties made by the Purchaser in Section 7 of this Agreement shall be true and correct in all respects as of the Closing Date, and (ii) the Purchaser shall have complied with all of its covenants and obligations under this Agreement.
          (c) The obligations of the Purchaser and the Seller hereunder are subject to the following conditions: (i) that there not be in effect any statute, regulation, executive order, decree, attachment or other injunctive relief, ruling, court order or other order of a court or other governmental or regulatory agency, in the United States or elsewhere, (ii) that there not be any pending or threatened legal proceeding, action, investigation, court order, attachment or other injunctive relief, claim or other act, by any governmental or regulatory agency or any other entity or person in the United States or elsewhere, and (iii) that no court, governmental or regulatory agency, entity or person has threatened any legal proceeding, action, investigation, court order, attachment or other injunctive relief, claim or other act in the United States or elsewhere that could, directly or indirectly make invalid or illegal, prohibit, limit, restrict, condition, or impose any voting, procedural, price or other requirements on, or result in the imposition of any mortgage, lien or other encumbrance on or in connection with the consummation of any transactions contemplated by this Agreement or the purchase or ownership of the Shares by the Purchaser, or which seeks or may reasonably result in any of the foregoing.
     6. The Seller represents and warrants to the Purchaser that (a) it is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the Shares, with the unrestricted right, power and authority to sell and transfer the Shares to the Purchaser, (b) the Shares are free and clear of all liens, charges, claims, options, pledges, rights of other parties, encumbrances or restrictions of any nature whatsoever, (c) upon delivery of the Shares to the Purchaser and payment by the Purchaser to the Seller pursuant to the terms of this Agreement, the Purchaser will acquire good and valid title to the Shares, free and clear of any liens, charges, claims, options, pledges, rights of other parties, encumbrances or restrictions of any nature whatsoever, (d) the Shares constitute all of the shares and/or ADSs of CANTV that it holds, controls or beneficially owns under Rule 13d-3 under the United States Securities Exchange Act of 1934 and (e) neither the Seller nor its legal advisers are aware of any (i) pending or requested legal proceeding, action, investigation, court order, attachment or other injunctive relief, application, claim or other act in the United States or elsewhere, by any governmental or regulatory agency or any other entity or person, or (ii) any threatened or contemplated legal proceeding, action, investigation, court order, attachment or other injunctive relief, application, claim or other act in the United States or elsewhere, by any governmental or regulatory agency or any other entity or person, which could, directly or indirectly, make invalid or illegal, delay, object to, prohibit, limit, restrict, condition, question, or impose any voting, procedural, price or other requirements on the consummation of any transactions contemplated by this Agreement or the purchase or ownership of the ADSs by the Purchaser, or which seeks or may reasonably result in any of the foregoing.

3

     7. Each of the parties hereto represents and warrants to the other party that:
          (a) it has all such power and authority necessary to execute, deliver, incur and perform its obligations under this Agreement;
          (b) this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligations enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
          (c) all material authorizations, approvals and consents from governmental authorities that are necessary for the execution, delivery and performance by it of this Agreement have been obtained and are in full force and effect; and
          (d) there is no provision of any law, statute, regulation, rule, order, injunction, decree or judgment, no provision of its organizational documents and no provision of any mortgage, indenture, contract or agreement binding on it or affecting its properties, which would prohibit, conflict with or in any way prevent the execution, delivery, or performance of the terms of this Agreement.
     8. The Total Consideration shall be subject to no tax, withholding or other charge or encumbrance or restriction of any nature whatsoever imposed by the Bolivarian Republic of Venezuela or any agency or instrumentality thereof with respect to the sale of Shares, assuming that (i) the Seller does not have a permanent establishment in the Bolivarian Republic of Venezuela, and (ii) the funds used by the Seller to acquire the Shares did not originate from business operations in Venezuela.
     9. Each of the parties shall pay its respective expenses in connection with this Agreement.
     10. This Agreement may be terminated by Seller or the Purchaser if the Closing Date shall not have occurred on or before April 30, 2008 (the “Outside Date”), provided that if the Closing Date fails to occur on or before such date as a result of the failure of the conditions specified in Section 5(c) to be satisfied, then the parties shall cooperate, and each party shall use its commercially reasonable efforts to have any such law, rule, regulation, executive order, decree, decision or injunction or other order vacated or lifted, or legal proceeding, action, investigation, court order, request for injunction or other interim relief, application, claim, objection, requirement, encumbrance or other act dismissed or otherwise resolved, in which case the Outside Date may be extended for a period agreed upon by the parties. If the parties agree on such an extension, this Agreement may only be terminated in the event that the closing shall not have occurred on or before the extended date agreed upon. No termination of this Agreement shall relieve any party hereto of any liability as a result of any breach of this Agreement by such party prior to such termination.
     11. This Agreement shall not be amended, modified or supplemented, except in writing signed by the Purchaser and the Seller.

4

     12. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and representatives.
     13. The Purchaser may, at any time, assign this Agreement to an alternate governmental agency or body designated by the Purchaser.
     14. Any question, difference, dispute, interpretation or controversy arising under this Agreement will be resolved exclusively by binding arbitration in accordance with the rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), conducted in Paris, France, under the laws of the Bolivarian Republic of Venezuela. The arbitral tribunal shall be composed of three arbitrators, selected in accordance with the ICC Rules. The arbitral proceeding will be conducted in English and Spanish, and the award will be issued in the same languages. All arbitral proceedings, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and shall not be disclosed to any third party, except for any disclosure as may be required by law, and may not be used for any other purpose than such proceedings.
     15. Solely for reference purposes in accordance with Article 118 of the Law of the Central Bank of Venezuela it is indicated that the following amounts in United States dollars are equivalent to the following amounts in bolívares fuertes, based on the official exchange rate for the sale of dollars currently in effect of Bs. 2.15 per US$1.00: US$14.15 is equivalent to Bs. 30.4225; US $ 11.27 is equivalent to Bs. 24.2305; and US$ 2.88 is equivalent to Bs. 6.192.
     16. Notices, consents, waivers and other communications under this Agreement shall be provided to the Seller and to the Purchaser, and shall be provided in writing or by any other physical, mechanical or technological method by which they can be communicated to the parties, at the following addresses: to the Purchaser at: Minsterio del Poder Popular para las Telecomunicaciones y la Informática, Despacho del Ministro, Av. Andrés Bello, Edificio Fondo Común, Piso 1, Municipio Libertador, Caracas, Venezuela; and to seller at: Renaissance Technologies LLC, 800 Third Avenue, 35th floor, New York, New York 10022, USA.
     17. This Agreement will be executed in English and in Spanish versions, each in two (2) counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement. In the event of any discrepancy between the English and Spanish versions, the Spanish shall prevail. The delivery of a signed counterpart by facsimile will be valid as if it were delivery of an original signed counterpart.

5

     This Agreement is executed by the parties as of this 31st day of March, 2008.

RENAISSANCE TECHNOLOGIES LLC
By:
Mark Silber
Executive Vice President

REPÚBLICA BOLIVARIANA DE VENEZUELA

By: Ministry of the Popular Power for
Telecommunications and Information Technology
of the Bolivarian Republic of Venezuela

By:
Socorro Hernández
Minister of the Popular Power for Telecommunications and Information Technology of the Bolivarian Republic of Venezuela

[Signature Page to Purchase Agreement]

CONTRATO DE COMPRAVENTA
Este contrato (el “Contrato”) se celebra este día 31 de marzo de 2008, entre la República Bolivariana de Venezuela, por órgano del Ministerio del Poder Popular para las Telecomunicaciones y la Informática (el “Adquirente”), representada en este acto por la Ministra Socorro Hernández, venezolana, mayor de edad, designada mediante Decreto Presidencial N° 5.792 de fecha 4 de enero de 2008, publicado en la Gaceta Oficial N° 38.843 de la misma fecha, por una parte; y por la otra, Renaissance Technologies LLC, una sociedad de responsabilidad limitada organizada y existente según las leyes de Delaware, los Estados Unidos de América (el “Vendedor”), representada en este acto por su Vicepresidente Ejecutivo Mark Silber, ciudadano norteamericano, mayor de edad, en relación con la compra por parte del Adquirente y la venta por parte del Vendedor de Tres Millones Seiscientos Trece Mil Novecientos Noventa y Seis (3.613.996) American Depositary Shares (“ADS”), cada uno de los cuales representa siete (7) acciones Clase “D” de la Compañía Anónima Nacional de Teléfonos de Venezuela, CANTV (“CANTV”), (cantidad de ADSs que, en lo sucesivo, denominaremos las “Acciones”):
1. Sujeto a los términos y condiciones establecidos en el presente Contrato, el Vendedor vende y cede al Adquirente, y el Adquirente le compra al Vendedor, con efectos a partir de la Fecha de Cierre (tal y como se define abajo) las Acciones del Vendedor por una suma total pagadera en dólares de los Estados Unidos de América de US$ 14,15 por ADS (la “Contraprestación Total”), la cual está compuesta por: (a) el precio de compra de las Acciones de US $11.27 por ADS (el “Precio de Compra”) y (b) un monto de US $ 2,88 por ADS, siendo esta cantidad igual al monto del dividendo ordinario y extraordinario decretado en la Asamblea Ordinaria de Accionistas de CANTV de fecha 31 de marzo de 2008 (el “Dividendo”), con fecha de registro de accionistas para efecto del pago del Dividendo el día 8 de abril de 2008 (“Fecha de Registro”) y que será pagado por CANTV el 15 de abril de 2008.
2. En el caso de que la Fecha de Cierre ocurra antes de la Fecha de Registro, sujeto a los términos y condiciones establecidos en el presente Contrato, el Adquirente, por medio del presente Contrato compra al Vendedor, y el Vendedor, por medio del presente Contrato, vende al Adquirente, con efectos a partir de la Fecha de Cierre, las Acciones, en el entendido de que el Adquirente tendrá el derecho a recibir el Dividendo sobre las Acciones y el Vendedor no tendrá derecho a reclamo del Dividendo o de otra cantidad con respecto a las Acciones luego de la Fecha de Cierre. En el caso de que la Fecha de Cierre ocurra después de la Fecha de Registro, sujeto a los términos y condiciones establecidos en el presente Contrato, el Adquirente, por medio del presente Contrato, compra al Vendedor, y el Vendedor, por medio del presente Contrato, vende al Adquirente, con efectos a partir de la Fecha de Cierre, las Acciones, y el Vendedor por medio del presente Contrato, cede y el Adquirente acepta la cesión de todo derecho, título e interés correspondiente a dicho Dividendo (el “Derecho de Dividendo”). En cualquier caso, la cantidad que el Adquirente pagará al Vendedor será equivalente a la

Contraprestación Total, quedando entendido entre las partes que en el caso de que la Fecha de Cierre ocurra después de la Fecha de Registro: (i) el Vendedor declara en este mismo acto manifestar su voluntad de hacer efectiva, a la Fecha de Cierre, sin necesidad de ningún otro documento o manifestación adicional, la cesión al Adquirente del Derecho de Dividendo, sin que el Vendedor tenga derecho a reclamar al Adquirente nada adicional por ningún concepto relacionado con las Acciones objeto de la presente compraventa después de la Fecha de Cierre; y (ii) el Vendedor le entregará a The Bank of New York, en su capacidad de Depositario con respecto a los ADSs, instrucciones por escrito satisfactorias al Adquirente y a The Bank of New York, indicando que todo Dividendo que, de otra manera sería pagadero al Vendedor, deberá ser pagado al Adquirente mediante una transferencia electrónica de fondos inmediatamente disponibles a una cuenta bancaria designada por el Adquirente o en cualquier otra manera que sea instruida por el Adquirente.
3. La compraventa de las Acciones se hará efectiva entre los días 2 y 9 de abril de 2008 (la ‘Fecha de Cierre”), notificándole el Adquirente al Vendedor con dos (2) días hábiles venezolanos de anticipación, u otra fecha que pudiera ser acordada por el Vendedor y el Adquirente, sujeto a lo previsto en la Sección 10. En la Fecha de Cierre, el Adquirente pagará la Contraprestación Total al Vendedor mediante una transferencia electrónica de fondos inmediatamente disponibles a una cuenta bancaria designada por el Vendedor fuera de los Estados Unidos y el Vendedor entregará las Acciones al Adquirente o a otra persona o entidad designada por el Adquirente. En el cierre cada una de las partes le entregará a la otra un recibo. Las Acciones serán entregadas a opción del Adquirente, bien sea por transferencia en anotación en cuenta a una cuenta mantenida con el Depository Trust Company o con Euroclear designada por el Adquirente o bien mediante la entrega al Adquirente o a otra persona o entidad designada por el Adquirente de uno o más certificados de ADS que representan los ADSs que representan las Acciones, debidamente endosados para la transferencia al Adquirente o a otra persona o entidad designada por el Adquirente o acompañados por poderes de acciones debidamente otorgados para transferir al Adquirente o a otra persona o entidad designada por el Adquirente.
4. Sujeto a que se produzca el cierre y a partir de la Fecha de Cierre: (i) el Vendedor renuncia, en su nombre y en el de cada una de sus subsidiarias y afiliadas, a todos y cada uno de los reclamos de cualquier tipo o naturaleza, incluyendo sin limitación cualquier arbitraje internacional, que cualquiera de ellas tenga o pueda tener en contra del Adquirente o cualquiera de sus agencias, departamentos, subdivisiones o empresas u otras entidades propiedad del Adquirente o controladas por él (las “Personas del Adquirente”) o cualquiera de sus respectivos directores, funcionarios, empleados, agentes o representantes, que surjan de la titularidad de las Acciones por parte del Vendedor o cualquiera de sus subsidiarias o afiliadas o de los anuncios del Adquirente con respecto a la compra de las acciones o nacionalización de CANTV, quedando a salvo cualquier reclamo que el Vendedor pueda tener por incumplimiento por parte del Adquirente de sus obligaciones explícitamente indicadas bajo este Contrato, y (ii) el Adquirente renuncia, en nombre de cada una de las Personas del Adquirente, a todos y cada uno de los reclamos de cualquier tipo o naturaleza, que cualquiera de ellas tengan o puedan tener contra el Vendedor o cualquiera de sus subsidiarias o afiliadas o cualquiera de sus respectivos directores, funcionarios, empleados, agentes o representantes, que surjan de la titularidad por parte del Vendedor o cualquiera de sus subsidiarias de las Acciones, quedando a salvo cualquier reclamo que el Adquirente pueda tener por incumplimiento por parte del Vendedor sus obligaciones explícitamente indicadas bajo este Contrato.
5. (a) Las obligaciones del Adquirente bajo este Contrato estarán sujetas a las siguientes condiciones: (i) que las declaraciones y garantías del Vendedor en las Secciones 6 y 7 del presente Contrato sean veraces y correctas en todo respecto en la Fecha de Cierre, y (ii) que el Vendedor haya cumplido con todos sus acuerdos y obligaciones bajo el presente Contrato.
     (b) Las obligaciones del Vendedor bajo este Contrato estarán sujetas a las siguientes condiciones: (i) que las declaraciones y garantías del Adquirente en la Sección 7 del presente Contrato sean veraces y correctas en todo respecto en la Fecha de Cierre, y (ii) que el Adquirente haya cumplido con todos sus acuerdos y obligaciones bajo el presente Contrato.
     (c) Las obligaciones del Adquirente y el Vendedor bajo el presente Contrato estarán sujetas a las siguientes condiciones: (i) que no esté vigente ninguna ley, reglamento, orden del ejecutivo, decreto, embargo, u otra medida cautelar, sentencia o mandamiento judicial u otra orden de una corte o de una agencia gubernamental o regulatoria, ya sea de los Estados Unidos de América o de cualquier otra jurisdicción, (ii) que no haya sido iniciado y esté pendiente, o amenazado, por parte de cualquier agencia gubernamental o regulatoria o cualquier otra entidad o persona, cualquier procedimiento legal, demanda, investigación, orden judicial, embargo u otra medida cautelar, reclamo u otro acto, ya sea en los Estados Unidos de América o en cualquier otra jurisdicción, y (iii) que ningún tribunal, agencia gubernamental o regulatoria, entidad o persona haya amenazado algún procedimiento legal, demanda, investigación, orden judicial, embargo u otra medida cautelar, reclamo u otro acto, ya sea en los Estados Unidos de América o en cualquier otra jurisdicción, que pudiera, en forma directa o indirecta, ocasionar la invalidez o ilegalidad o prohibir, limitar, restringir o condicionar la consumación de cualquiera de las operaciones contempladas en este Contrato o la compra o tenencia de las Acciones por parte del Adquirente, así como imponer cualquier requisito, ya sea de voto, procedimental, de precio o de cualquier otro aspecto, o resultar en la imposición de cualquier hipoteca, prenda u otro gravamen con respecto a la consumación de cualquiera de las operaciones contempladas en este Contrato, o la compra o tenencia de las Acciones por parte del Adquirente, o que busque o pueda tener de forma razonable cualquiera de los efectos anteriores.
6. El Vendedor declara y garantiza al Adquirente que: (a) el Vendedor es el beneficiario o el asesor o administrador de inversiones de los beneficiarios de las Acciones con pleno derecho, facultad y capacidad para vender y transferir las Acciones al Adquirente, (b) las Acciones están libres de cualquier prenda, cargo, reclamo, opción, derecho de otra persona, gravamen o prohibición de cualquier naturaleza, (c) al resultar transferidas las Acciones al Adquirente, y al pagar el Adquirente el Precio de Compra, de acuerdo a los términos del presente Contrato, el Adquirente adquirirá la propiedad de las Acciones libres de cualquier prenda, cargo, reclamo, opción, derecho de otra persona, gravamen o prohibición de cualquier naturaleza, y (d) las Acciones representan la totalidad de las acciones y/o ADSs que posee o controla en CANTV o de las cuales es beneficiario de acuerdo a la Regla 13d-3, bajo la Ley de Mercado de Valores de 1934 de los Estados Unidos de América (U.S. Securities Exchange Act of 1934) y (e) ni el Vendedor ni sus asesores legales tienen conocimiento alguno (i) de cualquier procedimiento legal, demanda, investigación, orden judicial, embargo, u otra medida cautelar, solicitud, reclamo u otro acto, ya sea en los Estados Unidos de América o en cualquier otra jurisdicción, que haya sido iniciado y esté pendiente, o que haya sido iniciado o solicitado, por parte de cualquier agencia gubernamental o regulatoria o cualquier otra entidad o persona, o (ii) de que algún tribunal, agencia gubernamental o regulatoria, entidad o persona haya amenazado o contemplado iniciar o solicitar algún procedimiento legal, demanda, investigación, orden judicial, embargo, u otra medida cautelar, solicitud, reclamo u otro acto, ya sea en los Estados Unidos de América o en cualquier otra jurisdicción, que pudiera, en forma directa o indirecta, ocasionar la invalidez o ilegalidad de, objetar, prohibir, limitar, restringir, condicionar o cuestionar la consumación de cualquiera de las operaciones contempladas en este Contrato o la compra o tenencia de las Acciones por parte del Adquirente, así como imponer cualquier requisito, ya sea de voto, procedimental, de precio o de cualquier otro aspecto, con respecto a la consumación de cualquiera de las operaciones contempladas en este Contrato, o la compra o tenencia de las Acciones por parte del Adquirente, o que busque o pueda tener de forma razonable cualquiera de los efectos anteriores.
7. Cada una de las partes del presente Contrato declara y garantiza a la otra parte que:
(a)	tiene el poder y todas las facultades necesarias para celebrar, entregar, incurrir en y cumplir con sus obligaciones bajo este Contrato;

(b)	este Contrato ha sido debidamente autorizado, celebrado y entregado por ella y constituye obligaciones válidas y vinculantes a su cargo, exigibles conforme a sus términos, sujeto a quiebra, insolvencia, transferencia fraudulenta, reorganización, moratoria y leyes similares de aplicabilidad general relacionadas con o que afecten los derechos de los acreedores y a principios de equidad generales;

(c)	todas las autorizaciones, aprobaciones y consentimientos importantes por parte de las autoridades del Gobierno, necesarias para la celebración, entrega y ejecución de lo establecido en el presente Contrato, han sido obtenidos y están en pleno vigor y,

(d)	no hay disposición alguna de ninguna ley, estatuto, reglamento, regla, orden o mandamiento judicial, decreto o sentencia, ninguna disposición de sus documentos constitutivos y ninguna disposición de ninguna hipoteca, contrato de emisión de bonos, contrato o acuerdo que le sea vinculante o afectación de sus propiedades, que pudiera prohibir, estar en conflicto con o que pudiera impedir en cualquier forma la celebración, entrega o cumplimiento de los términos de este Contrato.
8. La Contraprestación Total no estará sujeta a impuestos, retenciones u otros cargos, gravámenes o restricciones de cualquier naturaleza establecidos por el Gobierno de la República Bolivariana de Venezuela o cualquier agencia o entidad del mismo con respecto a la venta de las Acciones, suponiendo que (i) el Vendedor no tiene establecimiento permanente en la República Bolivariana de Venezuela, y (ii) los fondos empleados por el Vendedor para adquirir los Acciones no se hayan originado de operaciones comerciales en Venezuela.
9. Cada una de las partes pagará sus respectivos gastos incurridos en relación con el presente Contrato.
10. Este Contrato podrá ser terminado por el Vendedor o el Adquirente si el Cierre no hubiera ocurrido en o antes del 30 de abril de 2008 (la “Última Fecha de Cierre”), bajo la condición sin embargo de que, si el Cierre no ocurre en o antes de la Última Fecha de Cierre, como resultado de que no se cumplan las condiciones indicadas en la Sección 5(c), las partes deberán cooperar, y cada parte deberá emplear esfuerzos comercialmente razonables para obtener cualquier estatuto, regla, regulación, orden ejecutiva, decreto, decisión o mandato judicial u otra orden anulada o revocada, así como cualquier procedimiento legal, demanda, investigación, embargo, orden judicial, solicitud, reclamo, objeción, requisito, gravamen u otro acto sea igualmente anulado o resuelto, en cuyo caso la Última Fecha de Cierre podrá ser extendida por el período que las partes de mutuo acuerdo establezcan. Si las partes acuerdan tal extensión, el Contrato sólo podrá darse por terminado en el caso de que el cierre no se hubiera producido en o antes de la fecha de prórroga fijada de mutuo acuerdo. Tal terminación no exonerará a ninguna de las partes de cualquier responsabilidad resultante de cualquier incumplimiento de este Contrato por tal parte con anterioridad a dicha terminación.
11. Este Contrato no será modificado o complementado, excepto que dicha modificación o dicho complemento esté por escrito y esté firmado por el Adquirente y el Vendedor.
12. Se contempla que este Contrato obligue y tenga efecto en beneficio de la partes del mismo y de sus respectivos sucesores, cesionarios permitidos, herederos, ejecutores testamentarios, administradores y representantes.
13. El Adquirente puede, en cualquier momento, ceder este Contrato a una agencia gubernamental alterna o entidad designada por el Adquirente.

14. Cualquier duda, diferencia, disputa, interpretación o controversia derivadas de este Contrato serán resueltas en forma exclusiva y definitiva mediante arbitraje de conformidad con las reglas de arbitraje de la Cámara de Comercio Internacional (las “Reglas CCI”) con ubicación en la ciudad de París, Francia, bajo las leyes de la República Bolivariana de Venezuela. El tribunal arbitral estará integrado por tres (3) árbitros designados de acuerdo a las Reglas CCI. El procedimiento arbitral se llevará a cabo en los idiomas inglés y español, y el laudo arbitral se dictará en esos idiomas. Todos los procedimientos arbitrales y toda la información divulgada y documentos sometidos o emitidos por o a nombre de cualquiera de las partes al arbitraje o por los árbitros en dichos procedimientos, así como cualquier fallo o laudo que se realice o se dicte en dichos procedimientos, se mantendrán bajo estricta confidencialidad y no se divulgarán a ninguna tercera parte, salvo por cualquier divulgación a razón de requisito legal, y no se deberán usar para ningún propósito aparte de dichos procedimientos.
15. Solamente a los fines referenciales de acuerdo a lo previsto en el artículo 118 de la Ley del Banco Central de Venezuela se indica que las siguientes cantidades en dólares de los Estados Unidos de América equivalen a las siguientes cantidades en bolívares fuertes, con base al tipo de cambio oficial para la venta de dólares vigente a la presente fecha de dos bolívares fuertes con quince céntimos (Bs. 2,15 ) por dólar: US$ 14,15 equivale a Bs. 30,4225; US $ 11,27 equivale a Bs. 24,2305; y US $ 2.88 equivale a Bs. 6,192.
16. Las notificaciones, consentimientos, renuncias y otras comunicaciones bajo este Contrato serán proporcionadas al Adquirente y al Vendedor, por escrito o por cualquier medio físico, mecánico o tecnológico que permita hacerlas del conocimiento de las partes, en las siguientes direcciones respectivamente: al Adquirente: Ministerio del Poder Popular para las Telecomunicaciones y la Informática, Despacho del Ministro, Av. Andrés Bello, Edificio Fondo Común, Piso 1, Municipio Libertador, Caracas, Venezuela; al Vendedor: Renaissance Technologies LLC, 800 Third Avenue, 35th floor, New York, New York 10022, USA.
17. Este documento se firmará en dos (2) ejemplares de un mismo tenor y a un solo efecto en idioma español y dos (2) ejemplares en idioma inglés. En caso de discrepancia entre las versiones de los dos idiomas, prevalecerá la suscrita en idioma español. La entrega firmada de un ejemplar de una página de firma por medio de telecopia será válida como si fuera una entrega manual de un ejemplar firmado.

Las partes firman el presente Contrato a los treinta y un (31) días del mes de marzo de 2008.

Por RENAISSANCE	Por REPÚBLICA BOLIVARIANA
TECHNOLOGIES LLC,	DE VENEZUELA, por órgano del Ministerio del Poder
Popular para las Telecomunicaciones y la Informática,

Mark Silber	Socorro Hernández
Executive Vice President	Ministra del Poder Popular para las
Renaissance Technologies LLC	Telecomunicaciones y la Informática de la
República Bolivariana de Venezuela
Hoja de Firma de Contrato de Compraventa